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                                                                 EXHIBIT (h)(6)

                   AMENDMENT TO SUB-ADMINISTRATION AGREEMENT

   This AMENDMENT TO SUB-ADMINISTRATION AGREEMENT by and among BARCLAYS GLOBAL INVESTORS, N.A. ("BGI"), and INVESTORS BANK & TRUST COMPANY (the "Bank"), is effective as of January 1, 2007.

   WHEREAS, BGI and Bank (together, the "Parties") entered into a Sub-Administration Agreement dated October 21, 1996, as amended from time to time (the "Agreement"); and

   WHEREAS, the Parties desire to amend the Agreement as set forth below.

   NOW, THEREFORE, in consideration of the premises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

     1.   Amendments.

(a) Section 6.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

    "6.1  Term and Termination.

     (a) Term. The initial term of this Agreement has been October 21, 1996 through December 31, 2005 (the "Initial Term"). The first renewal term of this Agreement shall be January 1, 2006 through October 31, 2009 (the "First Renewal Term"). After the expiration of the First Renewal Term, the term of this Agreement shall automatically renew for a second renewal term which shall be November 1, 2009 through April 30, 2013 (the "Second Renewal Term"), unless written notice of non-renewal is delivered by BGI to the Bank no later than October 31, 2009. The Parties, upon mutual agreement no later than one hundred eighty (180) days prior to the expiration of the Second Renewal Term, may renew this Agreement for a one-year term, with the term of the Agreement to automatically renew for successive one-year terms thereafter (each, including the First Renewal Term and the Second Renewal Term, a "Renewal Term") unless notice of non-renewal is delivered by the non-renewing party to the other party no later than ninety (90) days prior to the expiration of a Renewal Term other than the First Renewal Term or the Second Renewal Term.

     (b) Termination. BGI may terminate this Agreement in whole or in part (for example, as to any Portfolio) prior to the expiration of any Renewal Term upon sixty (60) days' prior written notice in the form of Proper Instructions specifying the date upon which termination is to occur ("Termination Notice") in the event that a conservator or receiver is appointed for the Bank in accordance with 12 USC
           (S)1821(c) or similar and successor provisions.

     (c) Further Termination. BGI may terminate this Agreement in whole or in part (for example, as to any Portfolio) prior to the expiration of any Renewal Term in the event:

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           (i)   that the Bank fails to meet the criteria defined in each of six (6) separate Key Performance Indicators ("KPIs"), each for four consecutive months, in any rolling twelve month period. For avoidance of doubt, this right shall only apply if the failure by the Bank to meet the Service Level as defined in the relevant KPI is not (a) the result of force majeure,
                 (b) caused by BGI or a direct result of a specific request by BGI, (c) a direct result of a specific request by a duly authorized agent of BGI, (d) caused by a third party other than an agent of the Bank or (e) the result of an agreement by the Parties;

           (ii)  of a material breach of a material provision of the Agreement;

           (iii) the Boards of the Portfolios vote to liquidate the Portfolios and terminate the Portfolios' respective registration statements with the Securities and Exchange Commission other than in connection with a merger or acquisition of the Portfolios or the Portfolios' investment adviser;

           (iv) BGI terminates its Custodial, Fund Accounting and Services Agreement (as amended) with the Bank pursuant to the fiduciary capacity provision in Section 13.1(b)(ii) of such agreement; or

           (v) BGI may terminate this Agreement if the Administration Agreement between BGI and MIP and the Administration Agreement between BGI and BGIF are terminated and no successor agreements between BGI and MIP and/or BGIF for the provision of administrative services are subsequently executed within 90 days after the termination of the Administration Agreement between BGI and MIP and the Administration Agreement between BGI and BGIF;

           provided that BGI shall not exercise its rights under subsections
           (c)(i) or (ii) above unless BGI has first provided written notice to the Bank of its intent to terminate under such subsection, and the
           Bank: (x) does not present a plan to remedy or cure the KPI or breach that is reasonably acceptable to BGI, which plan will be provided as soon as practicable, and in any event not later than ten
           (10) days after such notice, and (y) has not made substantial progress toward curing or remedying that KPI or breach in all material respects to the reasonable satisfaction of BGI, within thirty (30) days of presenting such plan to BGI.

     (d) BGI shall advise the Bank of any service level, practice, policy, circumstance or any breach by the Bank of which it becomes aware from time to time that, if unaddressed, would permit the termination of the Agreement under any of the bases set forth in this
           Section 6.1.

     (e) At any time after the termination of this Agreement, BGI may, upon written request, have reasonable access to the records of Sub-Administrator relating to its performance of its duties as Sub-Administrator."

     2.   Miscellaneous.

     a) Except as amended hereby, the Sub-Administration Agreement shall remain in full force and effect.

     b) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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   IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective duly authorized officers as of the day and year first written above.

BARCLAYS GLOBAL INVESTORS, N.A.           INVESTORS BANK & TRUST COMPANY

By:    /s/ Michael Latham                 By:    /s/ Michael Rogers
       ----------------------------              ----------------------------
Name:  Michael Latham                     Name:  Michael Rogers
Title: Managing Director                  Title: President

By:    /s/ Jack Gee
       ----------------------------
Name:  Jack Gee
Title: Principal

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